Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Textron Inc. 2024 Long-Term Incentive Plan of our reports dated February 12, 2024, with respect to the consolidated financial statements and schedule of Textron Inc., and the effectiveness of internal control over financial reporting of Textron Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 30, 2024